Exhibit 10.14

FISCALNOTE HOLDINGS, INC.

CHANGE IN CONTROL SEVERANCE PLAN

1.            Purpose. The purpose of this FiscalNote Holdings, Inc. Change in Control Severance Plan (the “Plan”) is to encourage employees of FiscalNote Holdings, Inc. (the “Company”) to remain in the employ of the Company and its Affiliates by providing severance protections to such employees in the event that their employment is terminated under the circumstances described in this Plan. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing shall alter the “at will” nature of the Participants’ employment with the Company or its Affiliates. This Plan document also serves as the Summary Plan Description for the Plan. All capitalized terms shall have the meanings ascribed to them in the Plan.

2.            Definitions. The following terms shall be defined as set forth below:

(a)            “Administrator” means the Compensation Committee of the Company’s board of directors or such committee of the Company’s board of directors that has been delegated administrative authority with respect to this Plan by the Company’s board of directors.

(b)            “Affiliate” means, with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity. For purposes of this definition, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(c)            “Cause” means (a) a Participant’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a Participant’s (i) engagement in material dishonesty, willful misconduct or gross negligence in each case in connection with the Participant’s position at the Company or any of its Affiliates, (ii) breach of any confidentiality, invention assignment, non-disclosure, or non-solicitation agreement entered into between the Participant and the Company or any of its Affiliates, (iii) material violation of a written Company or and of its Affiliates policy or procedure that has been provided to the Participant causing substantial injury to the Company or Affiliate, and/or (iv) willful refusal to perform the Participant’s assigned duties to the Company or any of its Affiliates, following written notice of such refusal by the Company or Affiliate and a period of fifteen (15) days to cure the same and the Participant’s failure to cure during such time period. No act or omission shall be considered “willful” if such act or omission was done, or not done, in the reasonable, good-faith belief that such act or omission was in the best interests of the Company or upon the advice of counsel to the Company or its Affiliate.

(d)            “Change in Control” shall “Change in Control” means the occurrence of any of the following events:

(i)            a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii)           a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)          a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Change in Control definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. For the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. For the further avoidance of doubt, the Company’s consummation of a transaction or series of related transactions in with a special purpose acquisition company, in connection with which (A) the common stock (or similar securities) of the surviving or parent entity resulting from such transaction are listed on an internationally recognized securities exchange and/or (B) the Company or such surviving or parent entity adopts a dual-class voting stock structure, shall not constitute a Change in Control.

(e)            “CIC Period” means the time period beginning on the consummation of the first Change in Control to occur on or after the Effective Date and ending on the date that is 180 days following the consummation of such Change in Control.

(f)             “CIC Severance Period” shall mean with respect to a Participant, the period beginning on the Participant’s Separation Date through the date occurring the applicable number of months thereafter as specified on Exhibit A.

(g)            “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)            “Covered Termination” shall mean a termination of the Participant’s employment (i) by the Participant for Good Reason, (ii) by the Company or one of its Affiliates (or any successor to the Company or one of its Affiliates) without Cause, (iii) due to the Participant’s death, or (iv) by the Company of one of its Affiliates (or any successor to the Company or one of its Affiliates) due to the Participant’s Disability.

(i)             “Disability” shall mean a physical or mental condition under which the Participant is receiving benefits under the long-term disability plan of the Company or its Affiliates applicable to such Participant, and in the absence of such a plan, that the Participant is unable to perform the essential duties of the Participant’s position with the Company or its Affiliates for a period of 120 days (whether or not consecutive) in any consecutive 365-day period as determined by a physician acceptable to the Company.

(j)             “Eligible Executives” shall mean the Company’s Chief Executive Officer and each direct report to the Chief Executive Officer (each a “C-Suite Participant”), and any other employee of the Company or one of its Affiliates expressly designated by the Administrator as an “Eligible Executive” for purposes of this Plan.

(k)            “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(l)             “Good Reason” shall mean, with respect to any Participant, any one of the following that occurs without the consent of the Participant: (i) a material reduction in the Participant’s duties, authority, or responsibilities relative to Participant’s duties, authority, or responsibilities as in effect immediately prior to such reduction, (ii) a material reduction in the Participant’s annual base salary, (iii) a relocation of the Participant’s principal workplace by more than 35 miles that increases the Participant’s one way commute based on his or her residence as of immediately prior to the time that the relocation is announced by at least 35 miles, or (iv) the Company’s material breach of any written compensatory agreement as to which both the Company (or a Company Affiliate) and the Participant are parties; provided, however, that in each such case, the Participant must provide 90 days’ notice of the Participant’s intent to resign for Good Reason within 30 days after the Participant learns of a potential Good Reason trigger, and the resignation shall be for Good Reason only if the potential Good Reason trigger remains substantially uncured as of the specified date of resignation.

(m)            “Participant” shall mean an Eligible Executive who has satisfied all conditions of participation specified in this Plan.

(n)            “Participation Agreement” shall mean an agreement between a Participant and the Company that acknowledges the Participant’s participation in the Plan.

(o)            “Separation Date” shall mean the date that a Participant’s employment with the Company (or any successor) or any of its Affiliates ends.

3.            Administration of the Plan.

(a)            Administrator. The Plan shall be administered by the Administrator.

(b)            Powers of Administrator. Subject to the provisions of Section 20, the Administrator shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:

(i)            construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions;

(ii)           determine which individuals are and are not Participants, the benefits to which any Participants may be entitled, the eligibility requirements for participation in the Plan and all other matters pertaining to the Plan;

(iii)          adopt amendments to the Plan which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Section 409A of the Code and the guidance thereunder;

(iv)          make all determinations it deems advisable for the administration of the Plan, including the authority and ability to delegate administrative functions to a third party;

(v)          decide all disputes arising in connection with the Plan;

(vi)          in the event of an impending Change in Control, the Administrator may appoint a person (or persons) independent of the third-party effectuating the Change in Control to be the Administrator effective upon the occurrence of a Change in Control (which may be one or more members of the Company’s Board of Directors prior to such Change in Control) and such Administrator shall not be removed or modified following a Change in Control, other than at its own initiative (the “Independent Administrator”); and

(vii)        otherwise supervise the administration of the Plan.

(c)            If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent (by the Company or the Administrator), or as determined by the Administrator in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrator and all Plan representatives in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Administrator, but in no event shall such interpretation result in a vesting of Plan benefits.

(d)            All decisions and interpretations of the Administrator (including the Independent Administrator) shall be final and binding on all persons, including the Company and Participants; provided that in the event that no Independent Administrator is appointed, any determination after a Change in Control by the Administrator of whether “Cause” or “Good Reason” exists shall be subject to de novo review.

4.            Participation. All Eligible Executives who have executed and timely submitted to the Company a Participation Agreement shall become Participants in the Plan. A Participation Agreement shall be timely submitted if returned to the Company by the deadline specified by the Administrator. A Participation Agreement may set forth an end date for a Participant’s participation in the Plan, at which time a Participant automatically shall cease to be a Participant.

5.            Termination Benefits Generally. In the event that a Participant’s employment with the Company or one of its Affiliates is terminated for any reason, the Company shall (or shall use commercially reasonable efforts to cause the employing Affiliate to) pay or provide, to the extent applicable, to the Participant any earned but unpaid salary, unpaid expense reimbursements in accordance with the policy of the Company or the employing Affiliate, and accrued but unused vacation to the extent required by applicable law or Company policy, if any, within the time required by law but in no event more than 60 days after the Separation Date and the Participant shall remain entitled to any vested benefits the Participant may have under any employee benefit plan of the Company or its Affiliates in accordance with the terms and conditions of such employee benefit plan (collectively, the “Accrued Benefits”)

6.            Severance Benefits Upon a Covered Termination in Connection with a Change in Control.

(a)            If a Covered Termination occurs within the CIC Period with respect to a Participant, in addition to the Accrued Benefits, subject to his or her execution of a separation agreement in a form satisfactory to the Company containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property, non-disparagement and reaffirmation of the Participant’s post-termination restrictive covenants pursuant to any agreement entered into between the Participant and the Company or any Company Affiliate (the “Separation Agreement”) and the Separation Agreement becoming effective and irrevocable, all within the time period set forth in the Separation Agreement but in no event more than 60 days after the Separation Date, and subject to the Participant complying with the Separation Agreement (provided, however, that no Separation Agreement will be required in the event of a Covered Termination due to a Disability resulting from the Participant’s mental incapacity or the Participant’s death):

(i)            the Company shall (or shall cause the employing Affiliate to) pay the Participant a lump sum amount equal to his or her base salary in effect immediately prior to the Covered Termination for the number of months in the CIC Severance Period.

(b)            Subject to Section 8 and Section 11 below, the severance benefits payable pursuant to Section 6(a)(i) shall be paid within 70 days after the Separation Date following the date on which the Separation Agreement becomes effective and irrevocable; provided, however, if Section 409A of the Code applies to such payment and the 60-day period begins in one calendar year and ends in a second calendar year, the severance shall be paid in the second calendar year by the last day of such 60-day period.

(c)            If a Participant’s employment is terminated in any circumstance during the CIC Period other than as a result of a Covered Termination, the Participant will not be entitled to any compensation or benefits under this Plan other than the Accrued Benefits. The Participant’s employment is terminated outside the CIC Period for any reason, the Participant will not be entitled to an compensation or benefits under this Plan.

7.            Withholding. All payments made pursuant to this Plan shall be subject to any tax or other amounts required to be withheld by the Company or an Affiliate of the Company under applicable law.

8.            Section 409A.

(a)            The payments under this Plan are intended to comply with or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Plan to the contrary, in the event that the Administrator determines that any amounts payable hereunder will be subject to Section 409A of the Code, the Administrator may (without any obligation to do so or to indemnify the Participant for failure to do so) (i) adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan, to preserve the economic benefits of this Plan and/or (ii) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(b)            To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Participant’s termination of employment, then such payments or benefits shall be payable only upon the Participant’s “separation from service” within the meaning of Section 409A of the Code. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(c)            Anything in this Plan to the contrary notwithstanding, if at the time of a Participant’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Participant becomes entitled to under this Plan would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one (1) day after the Participant’s separation from service, or (ii) the Participant’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during such period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(d)            The Company makes no representation or warranty and shall have no liability to the Participant or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

9.            Limitation on Payments. In the event that the severance and other benefits provided for under this Plan or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then the Participant’s benefits under this Plan will be either:

(a)            delivered in full, or

(b)            delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Participant on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G of the Code); (iii) cancellation of accelerated vesting of Equity Awards; and (iv) reduction of employee benefits. In the event that acceleration of vesting of Equity Award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s Equity Awards.

Any determination required under this Section 9 will be made in writing by the Company’s independent public accountants immediately prior to a Change in Control, the Company’s legal advisors immediately prior to a Change in Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon the Participant and the Company. For purposes of making the calculations required by this Section 9, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 9. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 9.

10.          Notice and Date of Termination. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Participant at the last known address as set forth in the Company’s records, or to the Company as follows:

FiscalNote Holdings, Inc.
1201 Pennsylvania Ave. NW
6th Floor
Washington, DC 20004
Attn: Director of Total Rewards
(202) 793-5300

11.          No Mitigation; Indebtedness. The Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company under this Plan. Subject to compliance with Section 409A of the Code and other applicable law, if a Participant is indebted to the Company or any of its Affiliates as of his or her Separation Date, the Company and its Affiliates reserve the right to offset any severance payments under the Plan by the amount of such indebtedness.

12.          No Required Benefits Funding . When benefits are due pursuant to the Plan, they will be paid on an unfunded basis from the general assets of the Company or the employing Affiliate. The Company is not required to establish a trust to fund the Plan. In all instances, a Participant shall have no greater claim than a general unsecured creditor of the Company or, if employed by an Affiliate of the Company, than of a general unsecured creditor of that employing Affiliate.

13.          Successors and Assigns. This Plan shall inure to the benefit of and be binding upon the Company and the Participants, and, to the extent relevant, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Participant’s death or Disability after a Covered Termination but prior to the completion by the Company of all payments due to him or her under this Plan, the Company shall continue such payments to the Participant’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Participant fails to make such designation).

14.          Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

15.          Reimbursement for Expenses. If any contest or dispute shall arise under this Plan involving termination of a Participant’s employment with the Company or the employing Affiliate or involving the failure or refusal of the Company or the employing Affiliate to perform fully in accordance with the terms hereof, the Company shall reimburse the Participant, on a current basis, for all reasonable legal fees and expenses, if any, incurred by the Participant in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to ten percent (10%) from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date that is thirty (30) days after the Company receives the Participant's statement for such fees and expenses through the date of payment thereof.

16.          Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.          Non-Duplication of Benefits and Effect on Other Plans. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder are not intended to be paid in addition to other severance-type benefits provided by the Company or any affiliate of the Company (such as statutory termination entitlements, employment contract termination benefits, or any severance benefits provided in an offer letter or employment agreement or otherwise) or any amounts due under any law that requires notice of termination of employment (such as the Worker Adjustment and Retraining Notification Act (WARN Act) and any similar applicable law). To the extent that a Participant becomes eligible for such other pay or benefits, and to the extent permitted by applicable law, the benefits provided pursuant to the Plan will be offset and reduced by the amount of such category of other pay or benefits or, alternatively, Plan benefits previously paid or provided to the Participant will be treated as having been paid or provided to satisfy such category of other pay or benefit obligations, in all cases as administered by the Administrator; provided, however, that the Participant shall receive at least 10 days’ written notice of any proposed offset (except that offsets set forth in Section 7(d) shall not require any prior notice).

18.          No Contract of Employment. Nothing in this Plan shall be construed as giving any Participant any right to be retained in the employ of the Company or any of its Affiliates or shall affect the terms and conditions of a Participant’s employment with the Company or any of its Affiliates.

19.          Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of any Participant without the Participant’s written consent (which the Participant may withhold for any or no reason). This provision shall survive any purported amendment or termination of the Plan which would adversely affect the rights of the Participant and to which the Participant has not consented.

20.          Governing Law. To the extent not governed by U.S. federal law, this Plan shall be construed under and be governed in all respects by the laws of the State of Delaware, without giving effect to the conflict of laws principles.

21.          Obligations of Successors. In addition to any obligations imposed by law or contract upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) shall expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

22.          Effective Date. This Plan shall become effective as of October 5, 2021.

23.          Other Plan Information . This Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This Plan also is designed to be a “top hat” welfare benefit plan under Section 104(a)(3) of ERISA and, if ever considered a “pension plan,” it shall be a top hat pension plan. If this Plan is ever determined to be a non-top hat “pension plan” rather than a “welfare plan,” the Plan shall retroactively terminate as of its adoption and no individual shall have any rights with respect to the Plan.

(a)            The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 83-2289787. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 510.

(b)            The Plan year is the calendar year.

(c)            The agent for the service of legal process with respect to the Plan is Director of Total Rewards, c/o FiscalNote, Inc., 1201 Pennsylvania Ave. NW, Sixth Floor, Washington, DC 20004. The service of legal process may also be made on the Plan by serving the Plan Administrator.

(d)            The “Plan Sponsor” of the Plan is FiscalNote, Inc. Each of the Plan Sponsor and the Administrator can be reached by contacting the Company in writing at 1201 Pennsylvania Ave. N.W., 6th Floor, Washington, DC 20004, Attention: Director of Total Rewards and by telephone at (202) 793-5300. The Administrator is the named fiduciary charged with the responsibility for administering the Plan; however, because the plan is a top-hat plan, it has no fiduciary duties with respect to the Plan.

24.          ERISA Rights . Participants in this Plan are entitled to certain rights and protections under ERISA if the participant is employed in the United States. Participants in are entitled to:

(a)            Examine, without charge, at the Administrator’s office and at other specified locations, such as work sites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor;

(b)            Obtain copies of all Plan documents and Plan information upon written request to the Administrator. The Administrator may make a reasonable charge for the copies; and

(c)            Receive a summary of the Plan’s annual financial report, in the case of a plan which is required to file an annual financial report with the Department of Labor.

(d)            In addition to creating rights for Plan participants, ERISA imposes duties upon the people responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of each Plan Participant and beneficiary.

No one, including the Company, any employing Affiliate or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent a Participant from obtaining a Plan benefit or exercising his or her rights under ERISA. If a Participant’s claim for a Plan benefit is denied in whole or in part, the Participant must receive a written explanation of the reason for the denial. A Participant has the right to have the Administrator review and reconsider the Participant’s claim.

Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests materials from the Plan and does not receive them within 30 days, the Participant may file suit in a U.S. federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110, as periodically adjusted, a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If a Participant has a claim for benefits that is denied or ignored, in whole or in part, the Participant may file suit in a U.S. state or U.S. federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money, or if a Participant is discriminated against for asserting his or her rights, the Participant may seek assistance from the U.S. Department of Labor, or the Participant may file suit in a U.S. federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person that the Participant has sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds that the claim is frivolous.

If a Participant has any questions about the Plan, the Participant should contact the Administrator. If a Participant has any questions, about his or her rights under ERISA, the Participant should contact the nearest area office of the U.S. Employee Benefits Security Administration, U.S. Department of Labor, listed in his or her telephone directory or the Division of Technical Assistance and Inquires, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the U.S. Employee Benefits Security Administration.

25.          Claims Procedure . If a Participant or his or her beneficiary feels that he or she has not received the Plan benefits that he or she is entitled to receive, the Participant must file a written claim with the Administrator within six months of the Participant’s termination date. Any claim filed after such date will be untimely. The Administrator will review the claim and notify the Participant of its decision in writing within 90 days after the Administrator receives the claim, unless the Administrator determines that special circumstances require an extension of time for processing the claim. If the Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Participant prior to the termination of the initial 90-day period. Any such extension may be for up to 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan representative expects to render the benefit determination.

If the Plan Administrator denies a claim, in whole or in part, the Plan Administrator’s notice will set forth:

●     The specific reason(s) for the denial;

●     The Plan provision(s) on which the denial is based;

●     A description of any material or information necessary for the Participant to perfect the claim, and an explanation of why such material or information is necessary; and

●     A description of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

If a Participant or his or her beneficiary feels the denial of the claim is improper, the Participant or his or her duly authorized representative must file a written request for a full review of the claim. A request for review must be filed with the Plan Administrator within 60 days after the Participant receives the notice of denial and should set forth all of the grounds upon which it is based, all facts in support of the request, and any other matters the Participant or his or her representative deems pertinent. The Participant may submit any written comments, documents, records, and other information relating to the claim for benefits that the Participant wishes. The Plan Administrator will give the Participant, or his or her representative, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits. Any such review shall take into account all comments, documents, records, and other information submitted by the Participant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Plan Administrator will furnish the Participant with a final written decision within 60 days after receipt of the request for review, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Participant prior to the termination of the initial 60-day period. Any such extension may be for up to 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the plan expects to render the determination on review.

If the Plan Administrator denies a claim on review, in whole or in part, the Plan Administrator’s notice will set forth:

●     The specific reason(s) for the denial;

●     The Plan provision(s) on which the denial is based;

●     A statement that the Participant is are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits; and

●     A statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA.

If the claim is denied on review and the Participant wishes to file a lawsuit, the Participant must do so within six months of the date the claim was denied on review. Any lawsuit filed after such date will be untimely. In any event, the Participant must timely exhaust the Plan’s claims procedures set forth above before filing a lawsuit to recover Plan benefits. Notwithstanding anything to the contrary, claims and appeals shall be handled in accordance with the United States Department of Labor’s claims procedure regulations, currently set forth in Sections 2560.503-1 et seq. of Title 29 of the Code of Federal Regulations, which are incorporated by reference.

[SIGNATURE PAGE FOLLOWS]

This Change in Control Severance Plan is hereby adopted as of the date first above written.

FISCALNOTE HOLDINGS, INC.

By:	/s/ Timothy Hwang
Name:	Timothy Hwang
Title:	Chief Executive Officer

EXHIBIT A

CIC Severance Period:

C-Suite Participants: 12 months

Eligible Executives: 12 months

For the avoidance of doubt, the severance benefit provided pursuant to Section 6(a) of the Plan shall not (A) include payment of any bonus or incentive compensation or other benefit or (B) require the acceleration or vesting of any equity or cash-based awards that otherwise may have become payable, accelerated or vested.